Section 4.01(a) of the Gehl Savings Plan is amended to read as follows:

          Section 4.01. Direction of Investment. (a) Each Participant shall direct, in the manner the Administrator prescribes, the percentage of Deposits, rollovers and allocable share of Company contributions which shall be invested in each fund described in Section 4.03 hereof. In the event of the Participant's death, the Beneficiary shall have the investment authority of a Participant.